EXHIBIT 3(i)

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES


                        Consolidated Financial Statements

                                December 31, 1998

                                 C O N T E N T S


Accountants' Report ......................................................... 3

Consolidated Balance Sheets ................................................. 4

Consolidated Statements of Operations ....................................... 6

Consolidated Statements of Stockholders' Equity.............................. 7

Consolidated Statements of Cash Flows ....................................... 8

Notes to the Consolidated Financial Statements .............................. 9

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Eurotelecom Communications Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheets of Eurotelecom Communications Inc. and subsidiaries (formerly ATNN, Inc.)as of December 31, 1998 and 1997 and the related consolidated statements of operations, consolidated stockholders' equity and consolidated cash flows for years ended December 31, 1998, 1997, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eurotelecom Communications Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of its operations and cash flows for the years ended December 31, 1998, 1997, and 1996 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4, the Company's recurring operating losses and lack of working capital raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Crouch Bierwolf & Chisholm

Crouch Bierwolf & Chisholm
Certified Public Accountants
Salt Lake City, Utah
August 8, 1999


                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                     ASSETS
                                     ------


                                                        DECEMBER, 31       DECEMBER, 31
                                                            1998               1997
                                                       --------------     --------------
CURRENT ASSETS:
        Cash and cash equivalents                      $         421      $      69,810
        Accounts receivable                                        -            442,187
        Inventory                                                  -             76,637
        Prepaid expenses                                      54,794            342,878
        Other current assets                                  42,010             29,802
                                                       --------------     --------------

            Total current assets                              97,225            961,314

PROPERTY, PLANT AND EQUIPMENT, NET                            53,643             20,218

INVESTMENTS AT COST                                           44,597             44,596
                                                       --------------     --------------

        TOTAL ASSETS                                   $     195,465      $   1,026,128
                                                       ==============     ==============

   The accompanying notes are an integral part of these financial statements.


                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                   (continued)



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                        DECEMBER 31,       DECEMBER 31,
                                                            1998              1997
                                                       --------------     --------------
CURRENT LIABILITIES:
        Bank Overdraft                                 $      65,904      $           -
        Accounts payable - related party                           -             56,000
        Accounts payable                                     210,488            492,876
        Accrued expenses                                      47,234            253,918
        Accrued income and other taxes                        37,625            329,139
        Current maturities of long-term obligations          524,627             48,000
                                                       --------------     --------------

            Total current liabilities                        885,878          1,179,933
                                                       --------------     --------------

LONG TERM LIABILITIES:
        Notes Payable (Note 3)                               923,209             48,000
        Less: Current maturities of long-term debt          (524,627)           (48,000)
                                                       --------------     --------------

                Total long term liabilities                  398,582                  -
                                                       --------------     --------------

        TOTAL LIABILITIES                                  1,284,460          1,179,933
                                                       --------------     --------------

STOCKHOLDERS' EQUITY (DEFICIT):

        Common stock, $0.01 par value, 20,000,000 authorized
          shares;  6,519,016 and 5,036,616  issued and
          outstanding, at December 31, 1998 and December
          31, 1997, respectively                              65,191              50,367
        Additional paid-in capital                        20,726,382          20,204,886
        Less: subscription receivable                        (91,214)            (40,014)
        Accumulated deficit                              (21,789,354)        (20,369,044)
                                                       --------------     --------------

            Total stockholders' equity (deficit)          (1,088,995)          (153,805)
                                                       --------------     --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $     195,465      $   1,026,128
                                                       ==============     ==============


   The accompanying notes are an integral part of these financial statements.


                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                 1998                   1997                  1996
                                                          --------------------   --------------------   -----------------

REVENUES                                                      $        64,000        $     1,212,352        $          -

COST OF SALES                                                               -                777,742                   -
                                                          --------------------   --------------------   -----------------

GROSS PROFIT                                                           64,000                434,610                   -
                                                          --------------------   --------------------   -----------------

GENERAL & ADMINISTRATIVE
EXPENSES                                                            1,137,997              1,008,355               1,205
                                                          --------------------   --------------------   -----------------

OPERATING LOSS                                                     (1,073,997)              (573,745)             (1,205)
                                                          --------------------   --------------------   -----------------

OTHER INCOME AND (EXPENSES)

Forgiveness of debt                                                                                                4,136
Profit/(Loss) on investment                                                 -                (44,800)                  -
Interest expense                                                      (54,290)               (24,304)                  -
                                                          --------------------   --------------------   -----------------
                   Total other income and expenses                    (54,290)               (69,104)              4,136
                                                          --------------------   --------------------   -----------------

INCOME (LOSS) BEFORE INCOME TAXES                             $   (1,128,287)        $      (642,849)       $      2,931
                                                          --------------------   --------------------   -----------------

PROVISION FOR INCOME TAXES                                                100                      -                 100
                                                          --------------------   --------------------   -----------------

NET INCOME (LOSS) FROM CONTINUING OPERATIONS                  $    (1,128,387)       $      (642,849)       $      2,831
                                                          --------------------   --------------------   -----------------

DISCONTINUED OPERATIONS                                              (291,923)                     -                   -
                                                          --------------------   --------------------   -----------------

NET INCOME (LOSS)                                             $    (1,420,310)       $      (642,849)       $      2,831
                                                          ====================   ====================   =================

NET INCOME (LOSS) PER COMMON SHARE FROM
CONTINUING OPERATIONS                                         $        (0.195)       $        (0.128)       $      0.039

NET LOSS PER COMMON SHARE FROM
DISCONTINUED OPERATIONS                                       $        (0.051)       $             -        $          -
                                                          --------------------   --------------------   -----------------

TOTAL NET INCOME (LOSS) PER COMMON SHARE                      $        (0.246)       $        (0.128)       $      0.039
                                                          ====================   ====================   =================

FULLY DILUTED TOTAL NET INCOME (LOSS) PER
COMMON SHARE                                                  $        (0.191)       $        (0.128)       $      0.039
                                                          ====================   ====================   =================

WEIGHTED AVERAGE OF COMMON SHARES                                   5,777,816              5,036,616              72,320
                                                          ====================   ====================   =================

FULLY DILUTED WEIGHTED AVERAGE OF
COMMON SHARES                                                       7,427,816              5,036,616              72,370
                                                          ====================   ====================   =================


   The accompanying notes are an integral part of these financial statements.


                                                     EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                                                      Consolidated Statements of Stockholders' Equity
                                                      From January 1, 1997 through December 31, 1998

                                                  Common Stock                                Retained
                                        -------------------------------     Paid-In           Earnings       Subscription
                                            Shares           Amount          Capital          (Deficit)       Receivable
                                        --------------   --------------   --------------   --------------   --------------
Balance January 1, 1997                        76,356    $         764    $  19,601,257    $ (19,559,517)   $           -

Shares issued for services                        570                5              662                -                -

Reverse stock split 117.05941 to 1                  -                -                -                -                -

Shares issued to round up fractions               253                3               (3)               -                -

Free trading stock for services               734,477            7,345          256,126                -                -

Free trading stock for cash                   223,600            2,236          336,869                -                -

Restricted shares issued for cash               2,500               25            9,975                -                -

Eurotelecom Inc. (net of cancellations)
  -restricted shares in a
   stock-for-stock acquisition              3,998,860           39,989                -                -                -

Less: Stock subscription                            -                -                -                -          (40,014)

Cash issued to acquire public shell                 -                -                -         (166,678)               -

Net loss for period ended
 December 31, 1997                                                                              (642,849)               -
                                        --------------   --------------   --------------   --------------   --------------

Balance December 31, 1997                   5,036,616           50,367       20,204,886      (20,369,044)         (40,014)

Shares issued during 1998:
   Consulting services                      1,280,000           12,800          457,200               -                 -
  Employee bonuses                            151,200            1,512           13,608               -                 -
   Subscription agreement                      51,200              512           50,688               -           (51,200)

Net loss for period ended
  December 31, 1998                                 -                -                -       (1,420,310)               -
                                        --------------   --------------   --------------   --------------   --------------

Balance December 31, 1998                   6,519,016    $      65,191    $  20,726,382    $ (21,789,354)   $     (91,214)
                                        ==============   ==============   ==============   ==============   ==============

   The accompanying notes are an integral part of these financial statements.


                                    EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                                          Consolidated Statements of Cash Flows

                                                                          December 31,
                                                  ------------------------------------------------------------
                                                        1998                  1997                 1996
                                                  -----------------     -----------------    -----------------
Cash Flows From Operating Activities

Net income (loss)                                 $     (1,420,310)     $       (642,849)    $          2,831
Adjustments to reconcile net income to
 net cash from operating activities:
    Depreciation and amortization                           22,606                 7,670                    -
   Loss on discontinued operations                         291,923                     -                    -
   Stock issued for services                               470,000               264,137                    -

Changes in current assets And liabilities:
   Receivables                                             442,187              (409,233)                   -
   Inventories                                              76,637               (76,637)                   -
   Other current assets                                    275,876              (372,680)                   -
   Accrued expenses                                       (206,684)              583,057                    -
   Accounts payable                                       (282,388)              548,876               (4,136)
   Other                                                         -                48,000                    -
                                                  -----------------     -----------------    -----------------
Net Cash Provided
  (Used) by Operating Activities                          (330,153)              (49,659)              (1,305)
                                                  -----------------     -----------------    -----------------

Cash Flows from Investing Activities
  Equipment                                                (33,425)              (27,888)                   -
  Purchase shell                                                 -                     -                    -
  Investments                                                    -               (44,596)                   -
                                                  -----------------     -----------------    -----------------
Net Cash Provided
  (Used) by Investing Activities                           (33,425)             (239,162)                   -
                                                  -----------------     -----------------    -----------------

Cash Flows from Financing Activities
  Proceeds from issuance of debt,
    Net of repayments                                      228,285                     -                    -
  Proceeds from issuance of common
   Stock, net of costs                                           -               348,981                    -
                                                  -----------------     -----------------    -----------------

Net Cash Provided
  (Used) by Financing Activities                           228,285               348,981                    -
                                                  -----------------     -----------------    -----------------

    Increase (decrease) in Cash                           (135,293)               60,160               (1,305)

Cash and Cash Equivalents
   at Beginning of Period                                   69,810                 9,650               10,955
                                                  -----------------     -----------------    -----------------
 Cash and Cash Equivalents
   at End of Period                               $        (65,483)     $         69,810     $          9,650
                                                  =================     =================    =================


Supplemental Cash Flow Information:
  Cash paid for interest                          $          4,736      $         24,310     $              -
  Cash paid for income taxes                      $              -      $              -     $            100


   The accompanying notes are an integral part of these financial statements.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       a.  Organization

           The financial statements presented are those of Eurotelecom Communications, Inc. (formerly ATNN, Inc.) and its subsidiaries (the Company).

           ATN Inc. was incorporated under the laws of the State of Utah in 1984. The principal business of the Company through November 1988 was to sell point-of-purchase advertising services to national and local advertisers using Ad Centers located in shopping malls across the United States. In November 1988, ATNN, Inc. discontinued its advertising business and purchased a truck stop business located in Brooks, Oregon which was comprised of a convenience store, a fast food restaurant, and fueling facilities for trucks and passenger cars. In September 1989, the Company acquired all of the outstanding common stock of Meadow Valley Constructors (MVC), a privately held interstate bridge construction company, located in Phoenix, Arizona. On July 13, 1990, the Company entered into a rescission agreement with the former stockholders of MVC.

           The Company continued in the truck stop business until August of 1993 when the Company conveyed the truck shop business to American Telemedia Network, Inc. (ATN) in lieu of foreclosure. ATN assumed possession of the assets and related liabilities.

           On August 1, 1997 the Company consummated a reverse merger pursuant to an agreement dated July 10, 1997. The principle elements of the reverse merger were as follows:

           (a) a 1 for 117.05941 reverse split of the Company's 11,705,941 shares, leaving 100,000 common shares outstanding;

           (b) the issuance of 5,865,000 post-reverse split shares to the shareholders of Eurotelecom Inc. (Eurotelecom Inc. was incorporated in the State of Delaware on December 19, 1996 under the name Wing Systems Inc. and changed its name to Eurotelecom Inc. on January 31, 1997);

           (c) the issuance of 734,477 net post-reverse split shares to consultants in consideration of services rendered in connection with the transaction.

           The Company changed its name to Eurotelecom Communications Inc. on August 11, 1997.

           The Company is seeking to build a group of companies engaged in telecommunications and related activities. The Company's UK activities are organized through a wholly owned intermediate holding company, Eurotelecom Corporation Limited.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       b.  Subsidiary Activity

           On September 16, 1997 a wholly owned subsidiary, Eurotelecom Secure Networks Limited (Secure Networks), was incorporated in the UK to provide certain internet technology and communication products and services, and other related services. On February 24, 1999, Secure Networks ceased trading and was placed into voluntary liquidation. As a result, the assets and liabilities of Secure Networks have been removed from the consolidated balance sheet and recorded as discontinued operations on the consolidated statement of operations. Eurotelecom Corporation Limited had no activity during 1998 and served as a holding company for UK operations.

       c.  Basis of Presentation

           The consolidated financial statements present the consolidated financial position of the Company and its subsidiary Eurotelecom Corporation Limited. Secure Networks activity is recorded as discontinued operations in the consolidated financial statements since it ceased operations on February 24, 1999. All significant inter-company accounts and balances have been eliminated.

       d.  Cash and Cash Equivalents

           Cash and cash equivalents include cash on hand, bank accounts and temporary investments with original maturities of 90 days or less at the date of purchase.

       e.  Use of Estimates in the Preparation of Financial Statements

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets, liabilities and earnings involve reliance on management's estimates. Actual results could differ from those estimates.

       f.  Provision for Income Taxes

           The Company accounts for income taxes based on the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SAFS 109). Under SFAS 109, the liability method is used for accounting for income taxes, and deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           No provision for income taxes have been recorded due to net operating loss carryforwards totaling approximately $20,000,000 that will be offset against future taxable income. These NOL carryforwards begin to expire in the year 1999. No tax benefit has been reported in the financial statements because the Company believes there is a 50% or greater chance the carryforward will expire unused.

                                                   1998                   1997
                                              ----------------      ----------------
                Tax Assets:
                   NOL Carryforwards            $  7,408,300           $  7,010,300
                   Valuation Allowance            (7,408,300)            (7,010,300)
                                              ----------------      ----------------

                   Total                        $          -           $          -
                                              ================      ================


       g.  Recognition of Revenue and Expenses

           The Company recognizes income and expenses on the accrual basis of accounting.

       h.  Foreign Currencies

           Transactions in foreign currencies are recorded using the rate of exchange at the date of the transaction. Assets and liabilities are translated using the exchange rate at the balance sheet date.

       i.  Inventories

           Inventories are stated at lower of cost or market using the First-in, First-out method.


       j.  Property, Plant and Equipment

           Property, Plant and Equipment is stated at cost. Major renewals and betterments are capitalized while expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is computed on the straight-line method over the estimated useful life up to five years. Equipment at December 31, 1998 and 1997 consist of computers and machinery (net) $53,643 and $20,218, respectively. Depreciation expense was $22,606 and $7,670 for 1998 and 1997, respectively.

       k.  Net Income (Loss) Per Share

           The computable of net income/(loss) per share is based on the weighted average number of shares outstanding during the period.

           Fully diluted income (loss) per share is based on the weighted average number of shares outstanding plus the weighted average number of shares that could have been converted from debt during the period.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUBSEQUENT EVENTS

The Company acquired several companies subsequent to the year end.

On August 6, 1999 the Company acquired RTC Inc. (RTC), which provides marketing services to progressive high technology companies wishing to expand business through planned growth strategies and strategic alliances that have access to internet technology in the private and public sectors. The Company issued 250,000 restricted shares of the Company's common stock. This results in RTC being a wholly owned subsidiary of the Company.

The Company acquired a software development company, Easy IP Limited, effective April 19, 1999. The Company paid $96,000 in cash and issued a $96,000 note with 2 equal payments of $48,000 due in October 1999 and April 2000. In addition, the Company issued Easy IP Limited 200,000 shares of the Company's restricted common stock. This results in Easy IP Limited being a wholly owned subsidiary of the Company.

Additional notes payable of $440,000 were made available to the Company, and these, along with the note payable of $360,000 were converted into 5,500,000 shares of restricted common stock on July 1, 1999.

The notes payable of $260,000 and $250,000 were repaid in April and June 1999 for $260,000 and $151,000 respectively. The amounts were paid in full and final settlement of the notes, including any accrued interest. The resulting gain from this transaction will be recorded in 1999.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - NOTES PAYABLE

The Company has the following notes payable:

                                                                                   1998                1997
                                                                             ----------------    -----------------
Note in the original amount of $510,000, bears interest
at 10%, payable in two payments ($260,000 due on
March 31, 1999 and $250,000 due on July 31, 1999),
secured by 1,863,640 shares of common stock.                                 $       510,000                    -

Convertible note in the original amount of $360,000,
bears interest at 10%, due on May 31, 2000, unsecured.                               360,000                    -

Note payable related to the purchase of a vehicle
originating in June 1998, bearing interest at 17.8% for
a term of 36 months. This note has a balloon payment
of $10,000 due in June 2001.                                                          53,208                    -

Loan from a third party, due on demand, no stated
interest rate, unsecured.                                                                 -                48,000

Less current portion                                                                (524,627)             (48,000)
                                                                             ----------------    -----------------

Total long term notes payable                                                $       398,581     $              -
                                                                             ----------------    -----------------

           Maturities of notes payable at December 31, 1998 are as follows:

                    Year Ended
                   December 31,
                        1999                          $  524,627
                        2000                               9,142
                        2001                             369,142
                        2002                              20,297
                   Thereafter                                  -
                                                      -----------
                                                      $  923,208
                                                      ===========

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the company will continue as going concern. The Company has incurred operating losses for the year ended December 31, 1998 and in earlier years and is dependent upon financing to continue operations. The financial statements do not include any adjustments relating to recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainty.

The Company is building a group of companies engaged in telecommunications and related activities.


NOTE 5 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, A Disclosure about Fair Value of Financial Instruments. The carrying amounts and fair value of the Company's financial instruments at December 31, 1998 and 1997 are as follows:

                                          December 31, 1998            December 31, 1997
                                      -------------------------   --------------------------
                                        Carrying        Fair        Carrying        Fair
                                        Amounts        Values       Amounts        Values
                                      -----------   -----------   ------------   -----------
Cash and cash equivalents             $      421    $      421    $    69,800    $   69,800

Accounts receivable                            -             -        442,187       442,187

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

Cash and Cash Equivalents
-------------------------
The carrying amounts reported on the balance sheet for cash and cash equivalents approximate their fair value.

Accounts Receivable
-------------------
The fair values of accounts receivable are based upon the interest rate the Company would receive on market rates available for savings and investments. Accounts are evaluated and doubtful accounts are specifically written-off.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - STOCK TRANSACTIONS

During 1998, the Company issued 900,000 and 151,200 restricted shares of common stock for consulting services and employment bonuses, respectively. In addition, 380,000 shares of unrestricted common stock were issued for consulting services and 51,200 shares were issued for a stock subscription receivable. All restricted shares were valued at $.01 per share while the unrestricted shares were issued at $1 per share.


NOTE 7 - OPTIONS

The Company issued options to purchase common stock at $2 per share exercisable before 31 December 1999.